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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 17, 1997, with respect to the consolidated financial statements and schedule of Vencor, Inc. included in the Registration Statement (Form S-4 dated September 16, 1997) and related Prospectus of Vencor, Inc. for the registration of $750 million Senior Subordinated Notes and to the incorporation by reference therein of our report dated February 17, 1997, with respect to the consolidated financial statements and schedule of Vencor, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                        Ernst & Young LLP

Louisville, Kentucky
September 12, 1997